EXHIBIT 10.16

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is entered into on February 16, 2007 between Nucon-RF, Inc., a Nevada corporation, having its principal place of business at 1574 Gulf Rd., #242, Point Roberts, WA 98281 ("Company") and the Consultant, doing business as StockTiger.com - Richard Crockett, having its principal address at 114A Prospect Mira, Kb 53, Moscow 129626, Russia.

WHEREAS, the Company desires to retain the services of Consultant as described herein and Consultant desires to provide such services for the consideration set forth below and for such other mutual promises and consideration received the Company and Consultant hereby enter into this Agreement as follows:

1. Services. The Company has retained Consultant and Consultant shall render to Company the following services:

a) Consultant will provide advisory and consulting services to the Company in conjunction with the Company's development of its marketing plan and business plan and goals.

b) Consultant shall provide advisory and consulting services alternatives for maximizing the Company exposure to, and penetration of, its target market.

c) In consultation with the Company, Consultant shall organize produce and publish audio interviews, video presentations and other promotional documents to strengthen the Company's recognition in the investment community as agreed upon with the Company. When national (USA) press releases are used the Company will be responsible for the cost of such distribution. The Consultant may arrange meetings or conferences, in person, by telephone, or other media, for the Company's representatives and such third parties as the Consultant believes will further the purposes of this Agreement. If such meetings shall be with representatives of potential strategic partners of the Company or marketing and media representatives that the Company has agreed to than it is expressly agreed herein that the costs of such meetings, including travel, mileage, duplicating and communication charges shall be the sole responsibility of the Company and the Company shall reimburse Consultant for all such expenses with thirty (30) of receipt of a bill for same.

2. Compensation. In consideration for Consultant's agreement to provide the Services set forth in Paragraph 1 of this Agreement the Company agrees to sell to Consultant, or its designee, Fifty Thousand (50,000) shares of its restricted stock for $50.00 (fifty dollars). Further, if requested by Consultant, the Company shall at its sole expense, provide

Consultant with a written legal opinion regarding the tradability of such stock upon the termination of the period of restriction.

3. Term and Termination. Subject to earlier termination, the term of this agreement shall begin on the date set forth above and will continue on in full force and effect for a period of twelve (12) months. Thereafter, the parties may renew this Agreement upon mutually agreeable terms. Either party may terminate this Agreement upon thirty days prior written notice sent by certified or regular mail to the parties' principal addresses as set forth above. Termination by either party shall not result in the forfeiture of Consultant's compensation or right to a written legal opinion regarding the tradability of Consultant's stock.

4. Independent Contractor Status. The parties agree and acknowledge that this Agreement shall not be construed so as to make either an employee of the other and neither party shall hold themselves out as such. Neither party shall i) have the authority to bind the other to any contract, agreement, nor indenture; ii) be liable to any third party for the acts of the other; iii) accept service of process for the other.

5. Confidential and Proprietary Information. It is agreed by the parties that Consultant shall have access to, have disclosed to it, or otherwise obtain information which the Company identifies in writing or through labeling as Confidential and/or Proprietary Information. Consultant shall use such Confidential or Proprietary Information only in performance of its services under this Agreement. Consultant shall not disclose to, or use for the benefit of any third party, Confidential or Proprietary Information it receives without the prior written consent of the Company. Information shall not be deemed as Confidential or Proprietary if such information is i) already known to Consultant at the time it is obtained, ii) subsequently learned from an independent third party; or iii) available publicly.

6. Confidentiality of Agreement. The parties shall not disclose to any third person or entity, any portion of this Agreement except as necessary for the Consultant to provide the Services set forth in Section 2 herein. Neither party shall disclose the existence or terms of this Agreement without first obtaining prior written approval of the other party which approval may be withheld by Consultant for any reason. Neither party shall use the other's name, logo, trademarks, or service marks in any advertising, publicity releases, or any other materials without that party's prior written approval which shall not be withheld by the Company unreasonably if Consultant determines such use to be consistent with the performance of its Services described herein.

7. Best Efforts. The Parties agree that Consultant will utilize its best efforts to provide the Services set forth in Section 12 above. The Company, however, acknowledges and accepts that Consultant does not and cannot

promise or guarantee that any specific result can or will be achieved by the Consultant as a result of its performance of the Services set forth herein.

8. Furthermore, the Company acknowledges that various laws and regulations pertaining to Consultant's performance of the Service set forth herein are complex, vary from state to state and law and subject to differing interpretations by the public, semi-public and private organizations promulgating and charged with enforcing the same. Therefore, Consultant shall refuse to perform any Service it believes, in its sole discretion, violates any such law or regulation.

9. Dispute Resolution. The parties agree that any and all disputes rising out of or relating to this Agreement shall be submitted to the American Arbitration Association for binding and final resolution in accordance Rules of the organization. The parties further agree that such arbitration shall take place in New York, New York. Notwithstanding the foregoing, the parties shall each retain the right to seek injunctive or equitable relief for any actual or threatened breach of Section 5, Confidential and Proprietary Information, and Section 6, Confidentiality of Agreement, of this Agreement. In the event either party exercises its right to seek injunctive or equitable relief, it shall do so in a court of competent jurisdiction in the State of New York or such other jurisdiction as Consultant in its sole discretion shall choose. The choice of law shall be the law of the State of New York. Without limitation of the foregoing, each party acknowledges that it hereby waives the right to have disputes rising out of or relating to this Agreement resolved by jury trial.

10. Contents of Agreement and Amendments. This Agreement set forth the entire agreement of the parties. No amendment or modification to this Agreement shall be binding unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

Consultant	Company
StockTiger.com – Richard Crockett	
[signature]	[signature]
Print Name	J.P. Todd Sinclair
Title: OWNER STOCKTIGER	Title: Chief Financial Officer
Dated: MARCH 6, 2007	Dated: Feb 16.07